Exhibit 10.18

GORDMANS, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

The Gordmans, Inc. Executive Deferred Compensation Plan (the “Plan”), as established on March 28, 2000, by Gordmans, Inc., a Delaware corporation (the “Company”), and as subsequently amended, is hereby further amended and restated effective as of December 31, 2008, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Income Tax Regulations promulgated thereunder (collectively “Code Section 409A”), including the adoption of certain transitional provisions authorized by the Income Tax Regulations and other guidance issued under Code Section 409A.

ARTICLE I

PURPOSE

The purpose of Gordmans, Inc. Executive Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to provide funds for retirement for certain officers, highly compensated or management employees (and their beneficiaries) of the Company. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing such employees with a means to enhance their standard of living at retirement. The Plan is intended to qualify for the exemptions described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall be unfunded for tax purposes and for purposes of ERISA.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Base Salary. “Base Salary” means all regular remuneration for services payable by the Company to a Participant in cash during a Plan Year, but before reduction for amounts deferred pursuant to the Plan or any other Plan of the Company. The Committee shall determine whether a particular item of income constitutes Base Salary if a question arises.

2.2 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant, or as otherwise provided in Article VIII, to receive any benefits payable under the Plan in the event of the Participant’s death. Any Participant Beneficiary designation shall be made in a written instrument filed with the Committee pursuant to Article VIII and shall become effective only when received in writing by the Committee.

2.3 Board. “Board” means the Board of Directors of the Company.

2.4 Change in Control. “Change in Control” means (i) any consolidation, merger or other transaction in which Gordmans Holding Company, a Delaware corporation (“GHC”) is not the surviving entity or which results in the acquisition of all or substantially all of GHC’s outstanding shares of common stock by a single person or entity or by a group of persons or entities acting in concert or (ii) any sale or transfer of all or substantially all of GHC’s assets (excluding, however, for this purpose any real estate “sale-lease back” transaction); provided, however, that the term “Change in Control” shall not include transactions either (x) with affiliates of GHC or Sun Capital Partners, Inc. (“Sun”) (as determined by the Board of Directors of GHC in its sole discretion) or (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates; provided, further, that a transaction shall not constitute a Change in Control unless the transaction also constitutes a change in the ownership or effective control of GHC, or in the ownership of a substantial portion of GHC’s assets, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations or other published guidance (including, without limitation, Treasury Regulation Section 1.409A-3) promulgated thereunder.

2.5 Committee. “Committee” means the Deferred Compensation Committee comprised of the President and Chief Executive Officer, the Vice President of Finance and Chief Financial Officer, and the Vice President of Human Resources.

2.6 Company. “Company” means Gordmans, Inc., a Delaware corporation.

2.7 Company Match. “Company Match” means the additional amounts credited by the Company to a Participant’s Deferred Benefit Account for any Plan Year pursuant to paragraph 5.2, which shall, when credited by the Company, be a specified percentage of the deferrals in such Plan Year of a Participant eligible to receive credit for such Company Match, up to 6% of Base Salary

2.8 Compensation. “Compensation” means the Base Salary payable to a Participant during a Plan Year.

2.9 Declared Rate. “Declared Rate” effective with the Plan Year beginning February 1, 2009 means the average of the Composite yield on Moody’s Seasoned Corporate Bond Yield Index for the twelve month period ending on November 30 of the calendar year preceding the establishment of such Declared Rate for any Plan Year as determined from Moody’s Bond Record published by Moody’s Investors Services, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Company. The Committee shall establish the Declared Rate effective as of February 1 of each Plan Year. Such Declared Rate, once established, shall be used for all interest determinations during such Plan Year.

The Declared Rate for Plan Years commencing February 1, 2003 through February 1, 2008 shall be the average of the composite monthly yield on Moody’s Seasoned Corporate Bond Yield Index for the twelve month period beginning January 1, and ending December 31 of the preceding year.

2.10 Deferral Benefit. “Deferral Benefit” means the benefit payable to a Participant or Participant’s Beneficiary upon the Participant’s death or Separation from Service as provided in Article VII hereof.

2.11 Deferred Benefit Account. “Deferred Benefit Account” means the account maintained on the books of account of the Company for each Participant pursuant to Article VI. Separate Deferred Benefit Accounts shall be maintained for each Participant. More than one Deferred Benefit Account may be maintained for each Participant as necessary to reflect separate deferral elections. A Participant’s Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind or require the segregation of any assets of the Company.

2.12 Determination Date. “Determination Date” means the date on which the amount of a Participant’s Deferred Benefit Account is determined as provided in Article VI hereof. The last day of each calendar month shall be a Determination Date.

2.13 Disability. “Disability” means the medically determinable physical or mental impairment of a Participant that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and, as a result thereof, the Participant has received income replacement benefits under the Company’s Group Long Term Disability Plan for at least three (3) months. A Participant shall be deemed to have incurred a Disability if the Participant is determined to be totally disabled by the Social Security Administrator; provided, however, that a Participant shall not be deemed to have a Disability for purposes of this Plan unless the Participant is also disabled for purposes of Code Section 409A.

2.14 Early Retirement Age. “Early Retirement Age” means the time at which a Participant attains age fifty-five (55) and has completed a minimum of ten (10) years of service with the Company.

2.15 Participant. “Participant” means an officer, highly compensated or management employee who is designated by the Chief Executive Officer to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

2.16 Participation Agreement. “Participation Agreement” means the agreement filed by a Participant within thirty (30) days of the Participant becoming eligible to participate and which specifies any of the Participant’s Compensation which is to be deferred pursuant to the Plan, and the form of payment of the Deferral Benefit at death, Disability or Separation from Service. A form of such Participation Agreement is attached to this document.

2.17 Plan Year. “Plan Year” means a twelve month period commencing on February 1 and ending the following January 31.

2.18 Normal Retirement Age. “Retirement Age” means the time at which a Participant attains age sixty-five (65).

2.19 Separation from Service. “Separation from Service” means the Participant’s severance from employment with the Company and any affiliate of the Company by reason of death, Disability, retirement, resignation or otherwise. A severance from employment shall not occur for this purpose when the Participant is on military leave, sick leave or an approved leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period that the Participant retains a right to reemployment with the Company under applicable law or any employment contract. A Separation from Service shall not occur for purposes of this Plan unless such separation is also a “separation from service” for purposes of Code Section 409A.

2.20 Spouse. “Spouse” means a Participant’s wife or husband who was lawfully married to the Participant at the time of the Participant’s death or a determination of Participant’s incompetency.

ARTICLE III

ADMINISTRATION

3.1 Committee; Duties. This Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan. The Committee shall have the discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretation of the Plan, as may arise in connection with the Plan.

3.2 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated under the Plan shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE IV

PARTICIPATION

4.1 Participation. Participation in the Plan shall be limited to officers, highly compensated or management employees selected by the Chief Executive Officer who elect to participate in the Plan by filing a Participation Agreement with the Committee after being notified by the Committee of such selection. Except as specifically provided herein, a Participation Agreement must be filed prior to January 1 immediately preceding the Plan Year in which the Participant’s participation in the Plan will commence. The election to participate shall be effective on the first day of the Plan Year following receipt by the Committee of a properly completed and executed Participation Agreement.

However, with respect to the first Plan Year of the Plan or with respect to an individual hired or promoted during a Plan Year who thereby becomes eligible to participate herein, an initial Participation Agreement shall be filed within thirty (30) days of the date the individual is selected by the Chief Executive Officer to participate in the Plan. Such election to participate shall be effective on the first day of the month following the Committee’s receipt thereof, except that elections not received by the Committee prior to the 15th day of any calendar month shall be effective no earlier than the first day of the second month following the month of receipt.

4.2 Minimum and Maximum Deferral and Length of Participation. A Participant may elect in any Participation Agreement to defer any portion of Participant’s Base Salary that is payable with respect to services performed by the Participant in a Plan Year, subject to the minimum and maximum amounts provided for in this paragraph 4.2. The minimum percentage of Base Salary that may be deferred for any Plan Year by a Participant is 1%, and the maximum percentage of Base Salary that may be deferred by a Participant is 6%.

(a)	With respect to Base Salary deferrals, the deferral percentage elected in each Participation Agreement shall be applied to the Participant’s Base Salary as established for the first pay period of the first Plan Year to which the Participation Agreement applies and to each subsequent pay period during that Plan Year. A Participation Agreement shall apply to the Participant’s Base Salary that is payable with respect to services during the Plan Year, and thereafter to each subsequent Plan Year until the Participant’s Disability, death, Separation from Service or the Participation Agreement is amended, whichever occurs first. Base Salary Deferrals shall commence with the Plan Year immediately following the last day of the calendar year in which the respective Participation Agreement is filed with the Committee; however, an initial Participation Agreement which is filed within thirty (30) days of the Participant becoming eligible to participate shall apply to Compensation paid for services performed after the date of the initial Participation Agreement through the remainder of that Plan Year and to the following Plan Years until the Participant’s Disability, death or Separation from Service or the Participation Agreement is amended, whichever occurs first.

(b)	A Participant’s election to defer Compensation shall be irrevocable upon the filing of the Participation Agreement; however, the deferral of Compensation under any Participation Agreement may be suspended or amended as provided in paragraphs 4.3, 4.4 and 9.1 or as provided below in subparagraph (c).

(c)	A Participant may amend a currently effective deferral election with respect to deferrals in subsequent Plan Years covered by a Participation Agreement by filing a new Participation Agreement with the Committee in the manner provided in paragraph 4.3. If a new Participation Agreement is not filed to change the amount to be deferred, the deferral election from the prior Plan Year will continue during the subsequent Plan Year.

4.3 Additional Participation Agreement. A Participant may enter into a new Participation Agreement with respect to a Plan Year by filing a Participation Agreement with the Committee prior to the January 1 immediately preceding the Plan Year, stating the amount that the Participant elects to have deferred. The new Participation Agreement shall be effective as to Compensation paid with respect to services performed in the Plan Years beginning after the date on which the new Participation Agreement is filed with the Committee. The Participant shall be allowed to make new payment elections under a new Participation Agreement on account of death or Disability to the extent such elections are allowed under Income Tax Regulation § 1.409A-2(b) and Code Section 409A(a)(4)(C). A new Participation Agreement is subject to all the provisions and requirements set forth in paragraphs 4.2.

4.4 Cancellation of Participation. The Committee, in its sole discretion, may cancel a Participant’s deferral election during a Plan Year upon the written request of a Participant which demonstrates a severe, financial hardship suffered by that Participant resulting from an unforeseeable emergency. A Participant must file any request for such cancellation on or before the 15th day preceding the regular payday on which the cancellation is to take effect.

Unforeseeable emergency shall mean any of the following:

(a)	A severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Internal Revenue Code);

(b)	Loss of the Participant’s property to casualty (including the need to rebuild a home following damage to a home not otherwise covered by homeowner’s insurance);

(c)	The need to pay for the funeral expenses of the Participant’s spouse or Participant’s dependents (as defined in Section 152(a) of the Internal Revenue Code); or

(d)	Other similar extraordinary or and unforeseeable circumstances arising as a result of events beyond the control of the Participant;

provided such circumstances also qualify as an “unforeseeable emergency” under Code Section 409A. The cancellation of any deferral elections under this paragraph 4.4 shall not affect amounts deferred with respect to periods prior to the effective date of the cancellation. A Participant whose deferrals are cancelled may execute an Additional Participation Agreement in accordance with paragraph 4.3.

4.5 Amendment of Participation Agreement to Reset Form of Payment. Notwithstanding the requirements and limitations of paragraph 4.3, pursuant to the transitional relief provided by IRS Notice 2005-1 from certain requirements of Section 409A of the Internal Revenue Code, as extended by IRS Notice 2007-86, a Participant may file an amended Participation Agreement with the Committee to change the form of payment for his or her Benefit Payment upon death, Disability or Separation from Service; provided, such amendment shall only apply to the portion of the Plan Benefit that does not otherwise become payable in 2008 and is otherwise allowed under IRS Notice 2007-86. Such amended Participation Agreement shall be filed by the Participant before January 1, 2009. Upon filing of the amended Participation Agreement, the form of payment of the benefit set forth in the amended Participation Agreement shall become effective and may not thereafter be changed except as permitted by the Plan.

ARTICLE V

DEFERRED COMPENSATION

5.1 Elective Deferred Compensation. The amount of Compensation that a Participant elects to defer in a Participation Agreement executed by the Participant with respect to each Plan Year of participation in the Plan (herein referred to as the “Elective Deferral”) shall be credited by the Company to the Participant’s Deferred Benefit Account throughout each Plan Year as the Participant is paid the non-deferred portion of Compensation for such Plan Year. The amount credited to a Participant’s Deferred Benefit Account shall equal the amount of Compensation deferred. To the extent the Company is required to withhold any taxes or other amounts from an employee’s deferred compensation pursuant to any state, federal or local law, such amounts shall be withheld from the Participant’s Compensation which is not deferred under this Plan.

5.2 Company Match. In addition to the amount of elective deferral made pursuant to the Participation Agreement, for Plan Years beginning before February 1, 2009, there shall be deemed to be an additional amount credited (herein referred to as the “Company Match”) on behalf of each Participant who was an active Participant in the Plan on February 1, 2008, which shall be equal to 100% of such Participant’s deferral of Base Salary up to a maximum of 6% of the Participant’s Base Salary. Notwithstanding the foregoing, no Company Match shall be made for the elective deferrals made by any Participant during the Plan Year beginning February 1, 2007, who is the President & CEO of the Company, Executive Vice President & CMO, or Vice President of IT & CIO. Effective with the Plan Year beginning February 1, 2009, a Company Match may be made from time to time in such amount as may be determined by the Board in its sole discretion. There shall not be any obligation of the Board to declare a Company Match for any Plan Year beginning after January 31, 2009. The Company Match for any Plan Year shall be credited to the Participant’s Deferred Benefit Account throughout each Plan Year pursuant to paragraph 5.1.

5.3 Discretionary Contribution. The Board, in its sole discretion, may allocate to the Participant’s Deferred Benefit Account the amount it chooses to contribute (herein referred to as the “Discretionary Contribution”). Any Discretionary Contribution shall only apply to the Plan Year for which it is made. The Discretionary Contribution may be changed or discontinued for subsequent Plan Years, may be in the form of a matching contribution on the elective deferrals made by a Participant, and may be made for one or more specific Participants without any requirement of a uniform Discretionary Contribution for all Participants. The Discretionary Contribution, when made, shall be credited to the Participant’s Deferred Benefit Account within 10 days of the declaration of the Discretionary Contribution by the Board. The Discretionary Contribution shall be maintained as a separate sub-account of the Participant’s Deferred Benefit Account.

5.4 Effect on Other Plans. The Company shall not make supplemental payments for any reduction in benefits under any other Company plan resulting from a Compensation deferral under the Plan. However, the Company shall compute life insurance and disability benefits payable under any Company plan based on Compensation without reduction for amounts of Elective Deferrals deferred under this Plan, but only to the extent permitted and in accordance with the terms and conditions of the respective benefit plans.

5.5 Vesting of Deferred Benefit Account. A Participant shall be 100% vested in the Participant’s Base Salary deferrals, plus interest credited thereto, at all times.

A Participant shall vest in any Company Match and any Discretionary Contribution, plus interest credited thereto, upon the fourth anniversary of the end of Plan Year in which such Company Match or Discretionary Contribution was contributed to Participant’s Deferred Benefit Account.

However, in the event of death before Separation from Service, Disability, attainment of Early Retirement Age or Normal Retirement Age, Change in Control, completion of ten continuous years of participation in the Plan or termination of the Plan, a Participant shall immediately be fully vested in any Company Match or Discretionary Contribution, plus interest credited thereto.

ARTICLE VI

DEFERRED BENEFIT ACCOUNT

6.1 Determination of Account. The Participant’s Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date, plus the Participant’s elective deferred compensation withheld since the immediately preceding Determination Date and the amount of any Company Match and Discretionary Contribution credited since the immediately preceding Determination Date pursuant to paragraphs 5.1, 5.2, and 5.3. The Deferred Benefit Account of each Participant shall be reduced by the amount of all Benefit Payments, if any, made with respect to such Deferred Benefit Account since the preceding Determination Date, regardless of the source of the payment.

6.2 Crediting of Account. As of each Determination Date, the Participant’s Deferred Benefit Account shall be increased by the amount of interest deemed to be earned since the preceding Determination Date. The deemed interest shall be based upon the Declared Rate as defined in paragraph 2.9 and shall be credited on that amount which is the mean average of the balances of the Deferred Benefit Account on the Determination Date and on the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.

Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Declared Rate is to be used for measurement purposes only. The calculation of additional amounts and the crediting or debiting of such amounts to the Participant’s Deferred Benefit Account shall not be considered or construed in any manner as an investment of the Participant’s Deferred Benefit Account in the Declared Rate. In the event that the Company, in its own discretion, decides to invest funds in the Declared Rate, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferred Benefit Account balance shall at all times be a bookkeeping entry only and shall not represent any investments made on behalf of the Participants by the Company; the Participant shall at all times remain an unsecured creditor of the Company.

6.3 Statement of Accounts. The Company shall submit to each Participant, within 120 days after the close of each fiscal year of the Company, a statement in such form as the Company deems appropriate, setting forth the balance to the credit of each Participant’s Deferred Benefit Account as of the preceding January 31.

ARTICLE VII

BENEFITS

7.1 Benefit at Separation from Service. Subject to paragraph 5.5, upon a Participant’s Separation from Service for any reason other than death or Disability, the Participant shall be entitled to a Deferral Benefit equal to the amount of Participant’s vested Deferred Benefit Account determined under paragraphs 6.1 and 6.2 hereof as of the Determination Date coincidental with or immediately following such event.

7.2 Death. Upon the death of a Participant, Participant’s Beneficiary or Beneficiaries shall be entitled to receive a Deferral Benefit equal to the unpaid balance of the Participant’s vested Deferred Benefit Account. The Deferral Benefit shall be payable as provided for in paragraph 7.4. The Deferral Benefit provided for in this paragraph 7.2 shall be in lieu of all other benefits under this Plan.

7.3 Disability. In the event of Disability, as defined in paragraph 2.13, while employed by the Company, the disabled Participant shall be entitled to receive a Deferral Benefit equal to the amount of Participant’s Deferred Benefit Account determined under paragraphs 6.1 and 6.2 as of the Determination Date next following such Disability. The Deferral Benefit shall be payable as provided for in paragraph 7.4. The Deferral Benefit provided for in this paragraph 7.3 shall be in lieu of all other benefits under this Plan.

7.4 Form of Benefit.

(a)	Upon the occurrence of a distribution event described in paragraphs 7.1, 7.2 or 7.3 above, the Company shall pay to the Participant or Participant’s Beneficiary the amount specified therein in one of the following forms (the “Benefit Payment” or “Benefit Payments”) as elected in the initial Participation Agreement, or any subsequent election filed by the Participant in a new Participation Agreement as may be permitted under paragraph 4.3 or 4.5:

(1)	A lump sum payment.

(2)	A series of monthly payments of an amount which shall amortize the Participant’s Deferred Benefit Account balance in monthly payments of principal and interest over a period from 2 to 180 months, including interest at the Declared Rate as provided in the following sentence. The amount of the monthly payment shall be redetermined as of February 1 of each Plan Year based on the Declared Rate for such Plan Year and the remaining number of monthly payments.

(b)	In the absence of a Participant’s election under subparagraph 7.4(a), benefits shall be paid in the form specified in subparagraph 7.4(a)(2) over a 180-month period.

7.5 Early Distribution of Plan Benefit. Notwithstanding the foregoing provisions of this Article, the Deferral Benefit of a Participant, or a specified portion thereof, shall be distributed to the Participant in the form of a single lump sum distribution if:

(a)	The Plan is terminated pursuant to paragraph 9.2; provided in the case of a termination described in paragraph 9.2(a) or (b), the Deferral Benefit is distributed within ninety (90) days after the date of the termination of the Plan, and in the case of a termination described in paragraph 9.2(c), the Plan Benefit is distributed within ninety (90) days after the one-year anniversary of the date of the termination of the Plan; or

(b)	It is finally determined that the Plan fails to meet the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder; provided, that such distribution of the Plan Benefit shall be limited to the amount required to be included in the Participant’s income as a result of such failure.

7.6 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld from an employee’s wages for the federal or any state or local government.

7.7 Commencement of Payments. Payments under the Plan shall be made or begin within ninety (90) days following the distribution event described in paragraphs 7.1, 7.2 or 7.3. The Company promptly shall notify the Committee of any such event of which the Company has knowledge. All payments shall be made as of the first day of the month.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate in writing on a form prescribed by the Committee any person or persons as Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be made in the event of Participant’s death prior to complete distribution of the benefits due to the Participant under the Plan.

8.2 Amendments. Any Beneficiary Designation may be changed by a Participant by filing such change with the Committee in writing on a form prescribed by the Committee. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be the person or persons surviving Participant in the first of the following classes in which there is a survivor, share and share alike:

(a)	The Participant’s surviving Spouse;

(b)	The Participant’s living children in equal shares, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

(c)	The personal representative (executor or administrator) of Participant’s estate.

8.4 Effect of Payment. The payment to the deemed Beneficiary of the entire amount owed shall completely discharge the Company’s obligations under this Plan.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall decrease or restrict the balance of the Deferred Benefit Account accrued to the date of the amendment; provided, further, that no amendment shall change or accelerate the payment date(s) for the Deferred Benefit except as may be permitted under Section 409A of the Internal Revenue Code and the regulations thereto. The Plan may be amended at any time as may be necessary or appropriate to reform any provisions of the Plan to comply with the applicable requirements of Section 409A of the Internal Revenue Code and the Income Tax Regulations and other Treasury guidance promulgated thereunder, and thereby prevent the Deferral Benefit from being includable in any Participant’s gross income before being paid pursuant to the Plan or otherwise subject to additional taxes and interest penalties under Section 409A of the Internal Revenue Code. In the event the Plan is amended, the Participation Agreement shall be subject to the provisions of such amendment without further action or amendment to the Participation Agreement.

9.2 Termination. The Board may at any time terminate the Plan as follows:

(a)	Within twelve (12) months of a corporate dissolution of or involving the Company that is taxed under Section 331 of the Internal Revenue Code, provided the Deferral Benefit of each Participant is distributed and included in the Participant’s gross income within the period required in paragraph 7.5(a).

(b)	Within a period that is thirty (30) days preceding, or the twelve (12) months following a change in control event as defined in Income Tax Regulation § 1.409A-3(i)(5), provided all plans, agreements, methods, programs or arrangements which are sponsored by the Company and its affiliated organization(s) and with respect to which deferrals of compensation are treated as having been deferred under a single plan under Income Tax Regulation § 1.409A-1(c)(2) are also terminated and liquidated by the payment of the benefits under such terminated plans, agreements and arrangements within twelve (12) months of the date of such termination; or

(c)	At any time provided (i) that such termination is not made by the Board proximate to a downturn in the financial health of the Company, (ii) all agreements, methods, programs or arrangements which are sponsored by the Company and its affiliated organization(s) that would be aggregated with this Plan under Income Tax Regulation § 1.409A-l(c) if the Participants had deferrals of compensation under all such agreements, methods, programs, and arrangements, are terminated and liquidated by the payment of the benefits of such terminated agreements and arrangements, (iii) the benefits of the Plan are not paid earlier than twelve (12) months of and no later than twenty-four (24) months after the date that all action to terminate the Plan and the distribution of its benefits have been completed; and (iv) the Company and each of its affiliates does not adopt a new deferred compensation plan or arrangement that would be aggregated with this Plan under Income Tax Regulation § 1.409A-1(c) if any Participant participated in those plans and arrangements at any time within three years following the date that all action to terminate the Plan and the distribution of its benefits have been completed.

Upon any such termination, all Participants under the Plan shall be paid the balance of their Deferred Benefit Account in a lump sum payment within such period of time as may be required under Section 409A of the Internal Revenue Code.

The Board may terminate the Plan at any time with respect to new or existing elections to defer that would begin at the start of a subsequent Plan Year if, in its reasonable business judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company.

ARTICLE X

MISCELLANEOUS

10.1 Unsecured General Creditor Status. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company (“Policies”). Such Policies or other assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the satisfaction or discharge of the obligations of the Company under the Plan; however, such Policies and assets may be held in a trust if such Policies and assets remain subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency. Any and all of the Company’s assets and such Policies shall be, and remain, the general, unpledged and unrestricted assets of the Company. The Company’s obligation under the Plan is and shall be merely an unfunded and unsecured promise of the Company to pay money in the future.

10.2 Nonassignability. Neither a Participant nor a Beneficiary nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under the Plan, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and the Participant (or Participant’s Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right (i) to be retained in the employ or other service of the Company for any specific length of time, (ii) to interfere with the right of the Company to discipline or discharge the Participant at any time, (iii) to hold any particular position or responsibility with the Company, or (iv) to receive any particular Compensation from the Company.

10.4 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits under the Plan, by taking such physical examinations as the Company may deem necessary, and by taking such other actions as reasonably may be requested by the Company.

10.5 Incompetent. If the Committee reasonably determines that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his or her affairs because of illness or accident, then any payment due such Participant or Beneficiary (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Company, to the person deemed by the Committee to have current responsibility for the handling of the affairs of such Participant or Beneficiary. Any such payment shall be a payment for the account of the Participant or Beneficiary and shall be a complete discharge of any liability of the Company therefor.

10.6 Governing Law. The provisions of this Plan shall be governed by and construed according to the laws of the State of Nebraska.

10.7 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.

10.8 Claims Procedure. A Participant or Beneficiary who has not received benefits under the Plan that such claimant believes should be paid shall make a claim for such benefits in accordance with the procedures of this paragraph 10.8. The Committee shall respond to such claimant within forty-five (45) days after receiving the claim.

(a)	Any Participant or Beneficiary whose claim for benefits under the Plan has been denied by the Committee shall receive a written notice setting forth the specific reasons for such denial, a specific reference to Plan provisions on which such denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”). If an internal rule, guideline, protocol, or other similar criterion was relied upon in making an adverse decision on appeal, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the claimant.

(b)	A claimant or the claimant’s duly authorized representative may review all pertinent documents and may request in writing a review by the Appeals Committee of such decision denying the claim. Any such request must be filed in writing with the Committee within 180 days after receipt by the claimant of written notice of the decision. Such written request for review shall contain all additional information which the claimant wishes the Appeals Committee to consider, and the claimant may submit comments in writing, documents, records, or any other information relevant to the claim for benefits.

The decision on appeal will take into consideration all information submitted by the claimant regardless of whether the claimant submitted such information in the initial claim for benefits.

(c)	The decision on appeal will be made subject to the following rules:

(i)	The decision on appeal will take into consideration all information submitted by the claimant regardless of whether the claimant submitted such information in the initial claim for benefits.

(ii)	The decision on appeal will not afford deference to the initial adverse determination.

(iii)	The decision on appeal will be conducted by a person who will not be the same person that made the initial determination, nor the subordinate of such person.

(iv)	If the adverse decision is based in whole or in part on a medical judgment, then the Appeals Committee will consult with a health care professional trained and experienced in the field of medicine involved in the medical judgment. The health care professional will not be the same person who was consulted in connection with the adverse determination that is being appealed, nor the subordinate of such individual.

(v)	The Appeals Committee will identify any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the initial adverse determination, regardless of whether the advice was relied upon in making the adverse determination.

(d)	The Appeals Committee will review the claim and any additional information furnished by the claimant. The Appeals Committee will decide the appeal and notify the claimant of its decision within a reasonable period of time, but not later than forty-five (45) days after the appeal is received. This 45-day period may be extended for up to forty-five (45) days if special circumstances require an extension of time for processing the claim. If a decision on review is unable to be made within the initial forty-five (45) day period, the Appeals Committee will notify the claimant within such 45-day period of the special circumstances requiring the extension of time and the date by which the person deciding the appeal expects to render a decision. After the claimant’s appeal is decided, the Appeals Committee will tell the claimant how it was decided and what provisions of the Plan it relied upon. If the claim for benefits is denied on appeal, the claimant will be provided the following:

(i)	the specific reason or reasons for denial;

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(ii)	an explanation of the specific findings, reasons and conclusions on which such denial is based, making reference to the pertinent provisions of the Plan documents;

(iii)	a statement explaining the claimant is entitled to receive, upon written request and free of charge, reasonable access to all information relevant to the claim for benefits;

(iv)	a statement of the claimant’s right to bring an action under Section 502(a) of ERISA;

(v)	if an internal rule, guideline, protocol, or other similar criterion was relied upon in making an adverse decision on appeal, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the claimant upon request; and

(vi)	a statement that reads as follows: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

The Board shall appoint an Appeals Committee of not less than one individual who shall serve at the pleasure of the Board. No member of the Appeals Committee will be directly or indirectly involved with the initial determination of a claim for benefits. Vacancies on the Appeals Committee arising by resignation, death, removal or otherwise shall be filled by the Board in the same manner as the original appointment. The purpose of the Appeals Committee is to review an initial adverse benefits determination upon appeal by the claimant. The Appeals Committee shall act by a majority of its members then in office, and shall possess all of the Committee’s discretionary power and authority as provided elsewhere in this Plan to the extent such discretionary power and authority relates to the appeal and determination of a claim for benefits. In the case where the Board does not form an Appeals Committee, the decision on appeal will be conducted by a person who is not the same person that made the initial determination nor the subordinate of such person, and the provisions of paragraphs (b), (c) and (d) of this paragraph 10.8 shall apply to such person.

10.9 Effective Date. The original effective date of this Plan is of April 1, 2000. Except as otherwise specifically provided, the effective date of this amendment and restatement of the Plan is January 1, 2005.

AMENDED AND RESTATED pursuant to resolution of the Board of Directors on the 31st day of December, 2008, effective, except as otherwise provided, as of January 1, 2005.

GORDMANS, INC.

By
President

By
Vice President